Exhibit 99.1

[CuraGen Corporation Logo]

Contact:
Mark R. Vincent
Director of Corporate Communications & Investor Relations
mvincent@curagen.com
1-888-GENOMICS
www.curagen.com

FOR IMMEDIATE RELEASE

CuraGen Refocuses Drug Development Processes

Resource Alignment to Strengthen Downstream Drug Development and Reduce Costs

New Haven, CT – November 7, 2002 – CuraGen Corporation (NASDAQ: CRGN), a genomics-based pharmaceutical company, announced today a corporate restructuring to reduce early stage research efforts and to focus its resources on prioritizing, selecting and rapidly advancing its most promising drug candidates. As part of this process, the Company is immediately reducing its employee base by approximately 25 percent, or 128 people, and is postponing the construction of a new drug research facility. Charges relating to this corporate restructuring are estimated to be $11 million, including an $8 million charge associated with postponing the building of a new research facility. The objective of this restructuring is to shift drug development resources from discovery-based processes to preclinical and clinical drug development efforts and to decrease overall expenditures.

CuraGen remains in a strong financial position, and as of September 30, 2002, CuraGen had available cash and investments of approximately $431 million, including convertible debentures of $150 million due in February 2007. Detailed financial guidance for 2003 will be provided in conjunction with CuraGen’s 2002 year-end financial results scheduled for release in January 2003.

“CuraGen competed successfully in the race to discover drug targets from the human genome and, through the efforts of a world class team, has emerged with a wealth of knowledge about the molecular basis of disease. We must now focus our resources with greater intensity on drug development projects that are designed to turn these targets, and this knowledge of disease, into cures for unmet medical needs,” stated Jonathan M. Rothberg, Ph.D., Founder, Chairman, and CEO of CuraGen Corporation. “Through this restructuring, we anticipate that our cash on hand will be sufficient to fund our operations for four more years. CuraGen remains in a strong financial position and the steps we are taking now are intended to conserve and extend that competitive advantage,” added Dr. Rothberg.

To date, CuraGen scientists have initiated approximately 200 projects based upon newly discovered drug targets in obesity and diabetes, cancer, inflammation, and Central Nervous System disorders. Projects underway at CuraGen include 57 protein projects, of which 5 have been advanced into validated therapeutic candidates; 96 antibody projects, from which 28 fully human monoclonal antibodies are being evaluated in conjunction with our partner Abgenix as potential therapeutics; and 55 small molecule projects, of which 17 screens are in progress or have been completed through our partnership with Bayer. CuraGen has filed approximately 400 patent applications covering more than 3500 pharmaceutically tractable gene transcripts, proteins, and their related utility for treating diseases.

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CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company. CuraGen’s integrated, functional genomic technologies and Internet-based bioinformatic systems are designed to generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. CuraGen is applying its industrialized genomic technologies, informatics, and validation technologies to develop protein, antibody, and small molecule therapeutics to treat obesity and diabetes, cancer, inflammatory diseases, and central nervous system (CNS) disorders. CuraGen is headquartered in New Haven, CT. and additional information is available at www.curagen.com.

This press release may contain forward-looking statements that are subject to risks and uncertainties, including statements about CuraGen’s expectation that it will incur restructuring charges of approximately $11 million; CuraGen’s ability to refocus drug development resources from discovery-based processes to preclinical and clinical drug development efforts and to decrease overall drug discovery expenditures; CuraGen’s anticipation that its cash on hand will be sufficient to extend the funding of its operations for at least four more years; and that the steps management is taking now are intended to conserve and extend that competitive advantage. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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